(d) Opinion of counsel
to Depositary

September 22, 2006

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, NY 10013

Re:	American Depositary Receipts evidencing American Depositary Shares representing one (1) ordinary share, par value HK$2.00, of Henderson Land Development Company Limited

Ladies and Gentlemen:

I refer to the Registration Statement on Form F-6 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) by the legal entity created by the Deposit Agreement (as hereafter defined) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 50,000,000 American Depositary Shares (“ADSs”) to be issued under the Deposit Agreement, dated as of April 26, 1995, by and among Citibank, N.A. as Depositary, Henderson Land Development Company Limited, a company incorporated under the laws of Hong Kong (the “Company”) and the Holders of American Depositary Receipts (“ADRs”) issued thereunder (the “Deposit Agreement”). Each ADR will represent, subject to the terms and conditions of the Deposit Agreement, one (1) ordinary share, par value HK$2.00 each, of the Company.

Assuming that the Deposit Agreement has been duly executed and delivered by the Company and the effectiveness of the Registration Statement at the time of their issuance, I am of the opinion that the ADRs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADRs to the rights specified in the Deposit Agreement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,

/s/ Patricia Brigantic

Patricia Brigantic
Director & Counsel